Exhibit 2.1

FORM OF

REORGANIZATION AGREEMENT

by and among

GODADDY INC.,

DESERT NEWCO, LLC

AND

THE OTHER PARTIES NAMED HEREIN

Dated as of [            ], 2015

i

FORM OF

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [            ], 2015, by and among (i) GoDaddy Inc., a Delaware corporation (“Pubco”), (ii) Desert Newco, LLC, a Delaware limited liability company (the “Company”), (iii) the KKR Parties (as defined below), (iv) the SL Parties (as defined below), (v) the TCV Parties (as defined below), (vi) The Go Daddy Group, Inc., an Arizona corporation (“Holdings”), (vii) Desert Newco Managers, LLC, a Delaware limited liability company (“Employee Holdco”) and (viii) [            ], a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 1”), [            ], a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 2”), [            ], a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 3”), and [            ], a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 4”).

RECITALS

WHEREAS, the Board of Directors of Pubco (the “Board”) and the Executive Committee and board of the Company have determined to effect an underwritten initial public offering (the “IPO”) of Pubco’s Class A Common Stock (as defined below);

WHEREAS, the parties hereto desire to effect the Reorganization Transactions (as defined below) in contemplation of the IPO; and

WHEREAS, in connection with the consummation of the Reorganization Transactions and the IPO, the applicable parties hereto intend to enter into the Reorganization Documents (as defined below).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in Phoenix, Arizona or New York City, New York are authorized or required by law to close.

“Class A Common Stock” means Class A Common Stock, par value $0.001 per share, of Pubco, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Class B Common Stock” means Class B Common Stock, par value $0.001 per share, of Pubco, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Company Incentive Plans” means, collectively, the Desert Newco LLC 2011 Unit Incentive Plan, the Locu, Inc. 2011 Equity Incentive Plan, the Bootstrap, Inc. 2008 Stock Plan, and The Go Daddy Group, Inc. 2006 Equity Incentive Plan.

“Continuing LLC Owners” means all Members of the Company (other than Pubco), who hold Existing Units as of immediately prior to the consummation of the Reorganization Transactions and who continue to hold Units as of immediately following the consummation of the Reorganization Transactions.

“Employee Holdco LLC Agreement” means the limited liability company agreement of Employee Holdco, as the same may be amended from time to time.

“Employee Holdco Members” means the members of Employee Holdco.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of December 16, 2011, as amended through the date hereof.

“Form 8-A Effective Time” means the date and time on which the Form 8-A Registration Statement becomes effective, which will occur after the Pricing, on such date and at such time as determined by Pubco.

“Form 8-A Registration Statement” means the registration statement on Form 8-A filed by Pubco under the Exchange Act with the SEC to register the Class A Common Stock.

“GDG Co-Invest” means GDG Co-Invest Blocker L.P., a Delaware limited partnership.

“GDG Co-Invest Sub” means GDG Co-Invest Blocker Sub L.P., a Delaware limited partnership.

“IPO Closing” means the initial closing of the sale of the Class A Common Stock in the IPO.

“KKR” means KKR Partners III or any other KKR Party designated in writing to the Company as such by KKR Partners III.

“KKR 2006 Fund” means KKR 2006 Fund (GDG) L.P., a Delaware limited partnership.

“KKR 2006 GDG” means KKR 2006 GDG Blocker L.P., a Delaware limited partnership.

“KKR Blocker” means KKR 2006 GDG Blocker Sub L.P., a Delaware limited partnership.

“KKR Parties” means GDG Co-Invest, GDG Co-Invest Sub, KKR 2006 Fund, KKR 2006 GDG, KKR Blocker, KKR Partners III and OPERF.

“KKR Partners III” means KKR Partners III, L.P., a Delaware limited partnership.

“Large Holder” means each of KKR 2006 Fund, KKR Partners III, OPERF, SLP GD Investors, SLTA III, TCV VII, Member Fund, Holdings and Employee Holdco.

“Member” means a “Member” of the Company, as such term is defined in the Existing Company LLC Agreement.

“Member Fund” means TCV Member Fund, L.P., a Cayman Islands exempted limited partnership.

“OPERF” means OPERF Co-Investment LLC, a Delaware limited liability company.

“Person” means any individual, a corporation, a partnership, a limited liability company, a trust, an incorporated or unincorporated association, a joint venture, a joint stock company or any other entity or body.

“Pricing” means such date and time as the Board or the pricing committee thereof determines to price the IPO.

“Reorganization Documents” means each of the documents attached as an Exhibit hereto and all other agreements and documents entered into in connection with the Reorganization Transactions.

“Reorganization Parties” means KKR 2006 GDG, as limited partner of KKR Blocker, GDG Co-Invest, as limited partner of GDG Co-Invest Sub, SLKF I, as the sole stockholder of SLP Blocker and TCV VII (A), as the sole stockholder of TCV Blocker.

“SEC” means the Securities and Exchange Commission.

“SL” means SLP GD Investors or any other SL Party designated in writing to the Company as such by SLP GD Investors.

“SL Parties” means SLKF I, SLKF II, SLP Blocker, SLP GD Investors and SLTA III.

“SLKF I” means SLP III Kingdom Feeder I, L.P., a Delaware limited partnership.

“SLKF II” means SLP III Kingdom Feeder II, L.P., a Delaware limited partnership

“SLP Blocker” means SLP III Kingdom Feeder Corp., a Delaware corporation.

“SLP GD Investors” means SLP GD Investors, L.L.C., a Delaware limited liability company.

“SLTA III” means Silver Lake Technology Associates III, L.P., a Delaware limited partnership.

“TCM VII” means Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership.

“TCV” means TCM VII or any other TCV Party designated in writing to the Company as such by TCM VII.

“TCV Blocker” means TCV VII (A) GD Investor, Inc., a Delaware corporation.

“TCV Blocker Sub” means TCV VII (A) GD Investor, L.P., a Delaware limited partnership.

“TCV Parties” means TCM VII, Member Fund, TCV Blocker, TCV Blocker Sub, TCV VII and TCV VII (A).

“TCV VII” means TCV VII, L.P. a Cayman Islands exempted limited partnership.

“TCV VII (A)” means TCV VII (A), L.P., a Cayman Islands exempted limited partnership.

“Unit” means a limited liability company interest in the Company.

1.2 Terms Defined Elsewhere in this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Amended and Restated Certificate of Incorporation	2.1(a)(i)
Board	Recitals

Term	Section

Company	Preamble
Company LLC Agreement	2.1(b)(v)
Continuing LLC Owner Tax Receivable Agreement	2.1(b)(vi)(F)
e-mail	4.3
Employee Holdco	Preamble
Exchange Agreement	2.1(b)(vi)(B)
Holdings	Preamble
Investor Corp Mergers	2.1(b)(ii)(D)
IPO	Recitals
KKR Blocker Merger	2.1(b)(ii)(A)
KKR Blocker Stockholder Tax Receivable Agreement	2.1(b)(ii)(A)
KKR Co-Invest Blocker Merger	2.1(b)(ii)(B)
KKR Co-Invest Blocker Stockholder Tax Receivable Agreement	2.1(b)(ii)(B)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Sub 3	Preamble
Merger Sub 4	Preamble
Net Cash Proceeds	2.1(c)(i)
Pubco	Preamble
Pubco Merger	2(b)(iii)
Pubco Redemption	2(b)(iv)
Pubco Sub	2.1(a)(iii)
Pubco Sub Proceeds	2.1(c)(i)
Reorganization Transactions	2.1
Registration Rights Agreement	2.1(b)(vi)(E)
SL Merger	2.1(b)(ii)(C)
SL Stockholder Tax Receivable Agreement	2.1(b)(ii)(C)
Stockholder Agreement	2.1(b)(vi)(D)
Subscription Agreement	2.1(b)(vi)(A)
TCV Merger	2.1(b)(ii)(D)
TCV Stockholder Tax Receivable Agreement	2.1(b)(ii)(D)

1.3 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

THE REORGANIZATION

2.1 Transactions. Subject to the terms and conditions hereinafter set forth, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the parties hereto shall take the actions described in this Section 2.1 (each, a “Reorganization Transaction” and, collectively, the “Reorganization Transactions”):

(a) On or prior to the Pricing, the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i) Amend and Restate Pubco Certificate of Incorporation. Pubco shall adopt and file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of Pubco, in the form attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”).

(ii) Amend and Restate Pubco Bylaws. The Board shall adopt amended and restated by-laws of Pubco in the form attached hereto as Exhibit B.

(iii) Formation of Pubco Sub. Pubco shall form a new Delaware corporation (“Pubco Sub”), as its wholly-owned subsidiary.

(b) As soon as practicable following Pricing and prior to the Form 8-A Effective Time, the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i) Reorganization Party Distributions.

(A) KKR 2006 Fund shall distribute to KKR Blocker Units held by KKR 2006 Fund in an amount proportional to, and in complete redemption of, KKR Blocker’s ownership interests in KKR 2006 Fund.

(B) (x) SLP GD Investors shall distribute to SLKF II Units held by SLP GD Investors in an amount proportional to, and in complete redemption of, SLKF II’s ownership interests in SLP GD Investors, and subsequently (y) SLKF II shall liquidate and distribute the Units it received from SLP GD Investors to SLP Blocker, its limited partner, and SLTA III, its general partner, in an amount proportional to their respective ownership interests in SLKF II.

(C) (x) TCV Blocker Sub shall liquidate and distribute its Units to TCV Blocker, its limited partner, and TCM VII, its general partner, in an amount proportional to their respective ownership interests in TCV Blocker Sub and subsequently (y) (A) TCM VII shall contribute the Units it receives from TCV Blocker Sub to TCV VII (A) in consideration for the issuance to TCM VII of an additional general partnership interest in TCV VII (A) corresponding to such Units and (B) TCV VII (A) shall contribute the Units it receives from TCM VII to TCV Blocker in consideration for the issuance to TCV VII (A) of an additional interest in TCV Blocker.

(ii) Investor Corp Mergers. Following the completion of the actions described in Section 2.1(b)(i), substantially concurrently:

(A) pursuant to a merger agreement in the form attached hereto as Exhibit C, (x) Merger Sub 1 shall merge with and into KKR Blocker, with KKR Blocker as the surviving entity of such merger; and as consideration for such merger, KKR 2006 GDG, as a limited partner of KKR Blocker, shall receive (i) a number of shares of Class A Common Stock equal to the number of Units held by KKR Blocker prior to such merger, and (ii) the right to receive payments under the KKR Blocker Stockholder Tax Receivable Agreement (as defined below)(the “KKR Blocker Merger”) and (y) KKR Blocker shall merge with and into Pubco, in each case with Pubco as the surviving entity. As a condition to the KKR Blocker Merger, Pubco and KKR 2006 GDG shall enter into a Tax Receivable Agreement in the form attached hereto as Exhibit D (the “KKR Blocker Stockholder Tax Receivable Agreement”).

(B) pursuant to a merger agreement in the form attached hereto as Exhibit E, (x) Merger Sub 2 shall merge with and into GDG Co-Invest Sub, with GDG Co-Invest Sub as the surviving entity of such merger; and as consideration for such merger, GDG Co-Invest, as a limited partner of GDG Co-Invest Sub, shall receive (i) a number of shares of Class A Common Stock equal to the number of Units held by GDG Co-Invest Sub prior to such merger, and (ii) the right to receive payments under the KKR Co-Invest Blocker Stockholder Tax Receivable Agreement (the “KKR Co-Invest Blocker Merger”) and (y) GDG Co-Invest Sub shall merge with and into Pubco, in each case with Pubco as the surviving entity. As a condition to the KKR Co-Invest Blocker Merger, Pubco and GDG Co-Invest shall enter into a Tax Receivable Agreement in the form attached hereto as Exhibit F (the “KKR Co-Invest Blocker Stockholder Tax Receivable Agreement”).

(C) pursuant to a merger agreement in the form attached hereto as Exhibit G, (x) Merger Sub 3 shall merge with and into SLP Blocker, with SLP Blocker the surviving entity; and as consideration for such merger, the sole stockholder of SLP Blocker, SLKF I, shall receive (i) a number of shares of Class A Common Stock equal to the number of Units held by SLP Blocker prior to such merger, and (ii) the right to receive payments under the SL Stockholder Tax Receivable Agreement (as defined below) (the “SL Merger”) and (y) SLP Blocker shall merge with and into Pubco, in each case with Pubco as the surviving entity. As a condition to the SL Merger, Pubco and SLKF I shall enter into a Tax Receivable Agreement in the form attached hereto as Exhibit H (the “SL Stockholder Tax Receivable Agreement”).

(D) pursuant to a merger agreement in the form attached hereto as Exhibit I, (x) Merger Sub 4 will merge with and into TCV Blocker, with TCV Blocker the surviving entity; and as consideration for such merger, the sole stockholder of TCV Blocker, TCV VII (A), shall receive (i) a number of shares of Class A Common Stock equal to the number of Units held by TCV Blocker prior to such merger, and (ii) the right to receive payments under the TCV Stockholder Tax Receivable Agreement (as defined below) (the “TCV Merger,” and together with the KKR Blocker Merger, KKR Co-Invest Blocker Merger and SL Merger, the “Investor Corp Mergers”) and (y) TCV Blocker shall merge with and into Pubco, in each case with Pubco as the surviving entity. As a condition to the TCV Merger, Pubco and TCV VII (A) shall enter into a Tax Receivable Agreement in the form attached hereto as Exhibit J (the “TCV Stockholder Tax Receivable Agreement”).

(iii) Pubco Merger. The merger of KKR Blocker, GDG Co-Invest Sub, SLP Blocker and TCV Blocker with and into Pubco, in each case with Pubco as the surviving entity, as described in clause (y) of Sections 2.1(b)(ii)(A) through (D) inclusive shall be referred to herein as the “Pubco Merger.”

(iv) Pubco Redemption. Following the completion of the Pubco Merger, pursuant to a Redemption Agreement in the form attached hereto as Exhibit K, Pubco shall redeem from the Company, and the Company shall surrender to Pubco, 1,000 shares of Class A Common Stock issued by Pubco in favor of the Company, at a price of $0.001 per share, for an aggregate amount equal to $1.00 (the “Pubco Redemption”).

(v) Amend and Restate Company LLC Agreement. Following the Pubco Redemption, the Company shall amend and restate its limited liability company agreement in the form attached hereto as Exhibit L (the “Company LLC Agreement”) so that, among other things, (x) Pubco shall become the sole manager of the Company and (y) each Unit that is outstanding immediately prior to the effectiveness of the Company LLC Agreement shall be reclassified into [            ] of a non-voting Unit.

(vi) Additional Agreements. Following the amendment and restatement of the Company LLC Agreement, substantially concurrently:

(A) Pubco and the Company shall enter into a Subscription Agreement in the form attached hereto as Exhibit M (the “Subscription Agreement”) pursuant to which the Company shall purchase a number of shares of Class B Common Stock equal to the number of Units held by the Continuing LLC Owners for a purchase price of $0.001 per share from Pubco. Promptly thereafter, the Company shall distribute one share of Class B Common Stock in respect of each Unit held by a Person (other than Pubco), such that after such distribution, each Continuing LLC Owner holds a number of shares of Class B Common Stock equal to the number of Units held by such Person.

(B) Each of the Large Holders shall enter into an Exchange Agreement with the Company and Pubco in the form attached hereto as Exhibit N (the “Exchange Agreement”), whereby pursuant to the terms and conditions thereof, each such Person shall be permitted to exchange with Pubco its Units and Class B Common Stock for shares of Class A Common Stock.

(C) The Company and Pubco shall enter into an Assignment and Assumption Agreement in the form attached hereto as Exhibit O, whereby pursuant to the terms and conditions thereof the Company will assign and Pubco will assume the Company Incentive Plans and all obligations with respect to stock options and restricted unit awards to acquire Units of the Company that have been granted thereunder.

(D) Each of the Large Holders and the Reorganization Parties shall enter into a Stockholder Agreement with Pubco and the Company in the form attached hereto as Exhibit P (the “Stockholder Agreement”)

(E) Each of the Large Holders and the Reorganization Parties shall enter into an Amended and Restated Registration Rights Agreement with Pubco in the form attached hereto as Exhibit Q (the “Registration Rights Agreement”).

(F) Each of the Large Holders and Pubco shall enter into a Tax Receivable Agreement in the form attached hereto as Exhibit R (the “Continuing LLC Owner Tax Receivable Agreement”).

(c) Immediately following the IPO Closing, Pubco and the Company shall take the actions set forth below (or cause such actions to take place):

(i) Pubco shall contribute to Pubco Sub proceeds it receives at the IPO Closing from the sale of Class A Common Stock in the IPO in an amount equal to $[            ] (the “Pubco Sub Proceeds”). Immediately thereafter, (A) Pubco Sub shall contribute to the Company the Pubco Sub Proceeds and (B) Pubco shall contribute to the Company the remaining proceeds Pubco received at the IPO Closing from the sale of Class A Common Stock in the IPO, in each case, in exchange for a number of newly issued Units that results in the aggregate number of Units held by Pubco and Pubco Sub being equal to the number of then outstanding shares of Class A Common Stock of Pubco. Such Units shall be issued by the Company to Pubco and Pubco Sub in proportion to the cash contributed by each of Pubco and Pubco Sub to the Company. If the underwriters exercise their option contained in the underwriting agreement to purchase additional shares of Class A Common Stock from Pubco in connection with the IPO, Pubco shall contribute the proceeds from such subsequent closing, to the Company in exchange for a number of newly issued Units that results in the aggregate number of Units held by Pubco and Pubco Sub being equal to the number of then outstanding shares of Class A Common Stock of Pubco.

(ii) The Transaction and Monitoring Fee Agreement, dated as of December 16, 2011, among Go Daddy Operating Company, LLC, of which the Company is the sole member, and affiliates of KKR, SL and TCV, shall terminate in accordance with its terms pursuant to Section 4(c) thereof.

(d) At or after the Pricing (and in any event promptly following the IPO Closing), the Company shall provide each of the Continuing LLC Owners (to the extent not already party) an opportunity to join and become a party to each of the

Exchange Agreement, the Registration Rights Agreement and the Continuing LLC Owner Tax Receivable Agreement pursuant to the terms thereof, subject to each applicable Continuing LLC Owner providing the representations and warranties set forth therein; provided that the Company may delay or limit the foregoing to the extent required in its sole discretion to comply with the securities laws or other applicable laws.

(e) At or after the Pricing (and in any event promptly following the IPO Closing), the Company shall provide each of the Employee Holdco Members an opportunity to join and become a party to the Registration Rights Agreement as an Exchange Registration Holder thereunder, subject to each applicable Employee Holdco Member providing the representations and warranties set forth therein. Concurrently with the election by any Employee Holdco Member to exchange his, her or its interests in Employee Holdco for Units and Class B Common Stock held by Employee Holdco on such member’s behalf pursuant to the Employee Holdco LLC Agreement, such Employee Holdco Member shall be permitted to join and become party to the Exchange Agreement and the Continuing LLC Owner Tax Receivable Agreement pursuant to the terms thereof, subject to each such Employee Holdco Member providing the representations and warranties set forth therein; provided that the Company may delay or limit the foregoing to the extent required in its sole discretion to facilitate compliance with the securities laws or other applicable laws.

2.2 Consent to Reorganization Transactions.

(a) Each of the parties hereto hereby acknowledges, agrees and consents to all of the Reorganization Transactions. Each of the parties hereto shall take all reasonable action necessary or appropriate in order to effect, or cause to be effected, to the extent within its control, each of the Reorganization Transactions and the IPO.

(b) The parties hereto shall deliver to each other, as applicable, prior to or at the Form 8-A Effective Time, each of the Reorganization Documents to which it is a party, together with any other documents and instruments necessary or appropriate to be delivered in connection with the Reorganization Transactions.

2.3 No Liabilities in Event of Termination; Certain Covenants.

(a) In the event that the IPO is abandoned or, unless Pubco, the Company, KKR, on behalf of the KKR Parties, and SL, on behalf of the SL Parties, otherwise agree, the IPO Closing has not occurred by [            ], 2015, (a) this Agreement shall automatically terminate and be of no further force or effect except for this Section 2.3 and Article IV and (b) there shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the breach by the other parties of any representation, warranty, covenant or agreement contained herein prior to such termination.

(b) In the event that this Agreement is terminated, pursuant to Section 2.3(a) or otherwise, for any reason after the consummation of any of the

Reorganization Transactions, but prior to the consummation of all of the Reorganization Transactions, the parties agree, as applicable, to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents and to effect such transactions or actions as may be necessary to re-establish the rights, preferences and privileges that the parties hereto had prior to the consummation of the Reorganization Transactions, or any part thereof, including, without limitation, voting any and all securities owned by such party in favor of any amendment to any organizational document and in favor of any transaction or action necessary to re-establish such rights, powers and privileges and causing to be filed all necessary documents with any governmental authority necessary to reestablish such rights, preferences and privileges (it being understood and agreed that if such termination occurs subsequent to the effectiveness of the Company LLC Agreement, the parties agree to amend the Company LLC Agreement so that the governance, transfer restrictions, liquidity rights and other related provisions therein with respect to Pubco, Pubco’s subsidiaries and Pubco’s and the Company’s securities correspond in all substantive respects with the provisions contained in the Existing Company LLC Agreement as in effect on the date hereof).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Each party hereto hereby represents and warrants to all of the other parties hereto as follows:

(a) The execution, delivery and performance by such party of this Agreement and of the applicable Reorganization Documents, to the extent a party thereto, has been or prior to the Form 8-A Effective Time will be duly authorized by all necessary action. Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation;

(b) Such party has or prior to the Form 8-A Effective Time will have the requisite power, authority and legal right to execute and deliver this Agreement and each of the Reorganization Documents, to the extent a party thereto, and to consummate the transactions contemplated hereby and thereby, as the case may be;

(c) This Agreement and each of the Reorganization Documents to which it is a party have been (or when executed will be) duly executed and delivered by such party and constitute the legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing; and

(d) Neither the execution, delivery and performance by such party of this Agreement and the applicable Reorganization Documents, to the extent a party thereto, nor the consummation by such party of the transactions contemplated hereby or thereby, nor compliance by such party with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) if such party is not an individual, contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of such party, (ii) constitute a violation by such party of any existing requirement of law applicable to such party or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the applicable Reorganization Documents, to the extent a party thereto.

ARTICLE IV

MISCELLANEOUS

4.1 Amendments and Waivers. This Agreement (including each Exhibit hereto, but only prior to the effectiveness of such Exhibit) may be modified, amended or waived only with the written approval of Pubco, the Company, KKR, on behalf of the KKR Parties, and SL, on behalf of the SL Parties; provided, however, that any such modification, amendment or waiver that, by its terms, has a disproportionate material and adverse effect on the economic powers, rights, preferences or privileges of any other party hereto, as compared with the effect on Holdings, the KKR Parties and the SL Parties, shall require the written consent of the holders of a majority of Units held by parties hereto other than Holdings, the KKR Parties and the SL Parties; provided, further, that the affirmative written consent of TCV or Holdings, as applicable, will be required in respect of any modification, amendment or waiver of this Agreement (including each Exhibit hereto, but only prior to the effectiveness of such Exhibit) that (a) repeals, nullifies, eliminates or adversely modifies or amends any right expressly granted to any TCV Party or Holdings, as applicable, individually pursuant to this Agreement by name (as opposed to rights granted to the holders of Units or any group of holders of Units, generally) or (b) adversely impacts the economic powers, rights, preferences or privileges under this Agreement of any TCV Party or Holdings, as applicable, relative to the KKR Parties or the SL Parties; provided, further, Section 2.1(d), this proviso of Section 4.1 and Section 4.2 may be modified, amended or waived only with the written approval of the holders of a majority of the issued and outstanding Units of the Company held by Continuing LLC Owners (other than the Large Holders); provided, further, Section 2.1(e), this proviso of Section 4.1, and Section 4.2 may be modified, amended or waived only with the written approval of Employee Holdco Members holding a majority of the issued and outstanding equity interests of Employee Holdco. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Section 4.1, nothing in this Section 4.1 shall be deemed to contradict the provisions of Section 2.3 hereof or Section 2.9 of the Existing Company LLC Agreement.

4.2 Successors and Assigns; Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided, however, that the Continuing LLC Owners (other than the Large Holders) and their respective successors and permitted assigns are intended beneficiaries of Section 2.1(d), Section 4.1 and this Section 4.2 and shall have the right to enforce such provisions against the Company, and the Employee Holdco Members and their respective successors and permitted assigns are intended beneficiaries of Section 2.1(e), Section 4.1 and this Section 4.2 and shall have the right to enforce such provisions against the Company.

4.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to any of the KKR Parties, addressed to it at:

c/o Kohlberg Kravis Roberts & Co. L.P.

[            ]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

[            ]

If to any of the SL Parties, addressed to it at:

c/o Silver Lake Partners

[            ]

and

c/o Silver Lake Partners

[            ]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

[            ]

If to any of the TCV Parties, addressed to it at:

c/o Technology Crossover Ventures

[            ]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

[            ]

If to Pubco or the Company, to:

c/o GoDaddy Inc.

[            ]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation

[            ]

If to Holdings, addressed to it at:

The Go Daddy Group, Inc.

c/o YAM Management LLC

[            ]

with a copy (which shall not constitute notice) to:

DeCastro, West, Chodorow, Glickfeld & Nass, Inc.

[            ]

If to Employee Holdco, to:

c/o Desert Newco Managers, LLC

[            ]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation

[            ]

4.4 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.5 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Reorganization Documents, as applicable, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law rules of such State that would result in the application of the laws of a jurisdiction other than the State of Delaware.

4.7 Waiver of Jury Trial; Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. Each party hereby submits to the exclusive jurisdiction of the federal courts located in the State of Delaware or the Delaware Court of Chancery for the purpose of adjudicating any dispute arising hereunder. Each party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court any objection to such jurisdiction, whether on the grounds of hardship, inconvenient forum or otherwise. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 4.3 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 4.7.

4.8 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herby be consummated as originally contemplated to the fullest extent possible.

4.9 Specific Enforcement. The parties hereto acknowledge that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

4.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Reorganization Agreement as of the date first above written.

[SIGNATURE PAGES TO COME]

[Signature Page to the Reorganization Agreement]

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Reorganization Agreement have not been provided herein:

Exhibit A – Form of Amended and Restated Certificate of Incorporation (see Exhibit 3.1 to Amendment No. 6 to Form S-1 filed herewith)

Exhibit B – Form of Amended and Restated Bylaws (see Exhibit 3.2 to Amendment No. 6 to Form S-1 filed herewith)

Exhibit C – Form of Merger Agreement for KKR Blocker

Exhibit D – Form of KKR Blocker Stockholder Tax Receivable Agreement (see Exhibit 10.5 to Amendment No. 4 to Form S-1)

Exhibit E – Form of Merger Agreement for KKR Co-Invest Blocker

Exhibit F – Form of KKR Co-Invest Blocker Stockholder Tax Receivable Agreement (see Exhibit 10.5 to Amendment No. 4 to Form S-1)

Exhibit G – Form of Merger Agreement SLP Blocker

Exhibit H – Form of SLP Blocker Stockholder Tax Receivable Agreement (see Exhibit 10.5 to Amendment No. 4 to Form S-1)

Exhibit I – Form of Merger Agreement for TCV Blocker

Exhibit J – Form TCV Blocker Stockholder Tax Receivable Agreement (see Exhibit 10.5 to Amendment No. 4 to Form S-1)

Exhibit K – Form of Redemption Agreement

Exhibit L – Form of Second Amended and Restated Desert Newco LLC Limited Liability Company Agreement (see Exhibit 10.2 to Amendment No. 6 to Form S-1 filed herewith)

Exhibit M – Form of Subscription Agreement

Exhibit N – Exchange Agreement (see Exhibit 10.4 to Amendment No. 4 to Form S-1)

Exhibit O – Form of Assignment and Assumption Agreement

Exhibit P – Form of Stockholder Agreement (see Exhibit 10.3 to Amendment No. 6 to Form S-1 filed herewith)

Exhibit Q – Form of Registration Rights Agreement (see Exhibit 10.7 to Amendment No. 6 to Form S-1 filed herewith)

Exhibit R – Form of Continuing LLC Owner Tax Receivable Agreement (see Exhibit 10.4 to Amendment No. 4 to Form S-1)

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.